Exhibit 14.1

             MATTHEWS INTERNATIONAL CORPORATION CODE OF ETHICS
                    APPLICABLE TO EXECUTIVE MANAGEMENT

In my role as          (title)____   of Matthews International
Corporation ("Company"), I certify that I adhere to and advocate the following principles and responsibilities governing my professional conduct:
1.	I respect and abide by the Company's Ethics Statement.
2.	Without limiting the foregoing,
(a)	I act with honesty and integrity at all times, avoiding actual, apparent and potential conflicts of interest between my personal interests and the interests of the Company;
(b)	In the performance of my duties as    __(title)___  _, I comply
with applicable federal, state, foreign, provincial and local laws, regulations and rules, as well as the rules and regulations of appropriate private and public regulatory agencies; and
(c)	I respect the confidentiality of information acquired in the course of my work, disclosing the same only as authorized or legally obligated.
3.	I recognize that as    ___(title)           , I have a leadership
position with the Company and, with that in mind, I proactively promote ethical behavior in my work environment and expect ethical behavior from my staff.
4.	I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting important facts, omitting important facts or allowing my independent judgment to be
subordinated.
5.	I take all reasonable action to ensure that the information contained in documents, which have been subject to my review, filed or submitted by the Company with the Securities and Exchange Commission, or otherwise publicly disclosed, is accurate, complete, fair, objective, relevant, timely and understandable.
6.	I use the assets and resources of the Company responsibly in the performance of my responsibilities.
7.	I will notify the Audit Committee of the Board of Directors promptly in the event I become aware of any actual, apparent, alleged or potential violation of this Code of Ethics Applicable to Executive
Management (whether by me or any other executive obligated under this Code), including, without limitation, any actual, apparent, alleged or potential conflict of interest.


Exhibit 14.1, continued

8.	I understand that the Audit Committee has a duty to fully investigate and report to the Board of Directors any actual, potential or alleged violations of this Code of Ethics Applicable to Executive Management, including any actual, potential, apparent or alleged conflict of interest.  I will not, directly or indirectly, obstruct, delay or otherwise hinder any such investigation or reporting or retaliate against those investigating or those providing information, data and records to support such investigation.  Without limiting the
foregoing, I understand that the Audit Committee must pre-   approve
all related party transactions.  I will fully and fairly facilitate all inquiries of the Audit Committee in performing its duties in this regard, and I will respect all determinations of the Audit Committee including determinations not to pursue transactions and determinations mandating that I recuse myself from transactions.
9.	I understand that waivers of this Code of Conduct Applicable to
Executive  Management must be obtained in advance, may be granted only by the Board of Directors and may be subject to prompt
disclosure by the Company on a Form 8-K filed with the Securities and Exchange Commission.
10.	I understand that any violation of this Code of Ethics Applicable to
Executive Management, whether or not material, will have repercussions, which may include termination of my job, for cause, or a change in my job responsibilities and compensation.



____________________________________
Signature


____________________________________
Print Name and Title


____________________________________
Date

cc:	Chief Executive Officer
	Chief Financial Officer
	Audit Committee